CODE OF ETHICS

This Code of Ethics (the “Code”) has been adopted by each investment company listed on Exhibit A hereto (each referred to as the “Company” for purposes of the application of this Code of Ethics to such investment company).

Statement of General Policy

The Company seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in us by investors in the Company is something that is highly valued and must be protected. As a result, any activity that creates even the suspicion of misuse of material non-public information any of our employees, which gives rise to or appears to give rise to any breach of fiduciary duty owed to our investors, or which creates any actual or potential conflict of interest between the Company or any of its employees or even the appearance of any conflict of interest must be avoided and is prohibited. At the same time, we believe that individual investment activities by our officers and employees should not be unduly prohibited or discouraged.

Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Rule”) requires the Company adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined therein) from engaging in any act, practice or course of business prohibited by the Rule. Accordingly, this Code of Ethics (the “Code”) has been adopted to ensure that those who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company. The Code does not purport comprehensively to cover all types of conduct or transactions which may be prohibited or regulated by the laws and regulations applicable to the Company and persons connected with it. It is the responsibility of each Access Person to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or otherwise take unfair advantage of the Company, and to understand the various laws applicable to such employee.

1.	Definitions of Terms Used

(a)

“Access Person” means (i) any director, officer, managing director or employee of the Company or the Company’s investment advisor (or of any company in a control relationship to the Company or its investment advisor) who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by the Company, or whose functions relate to the making of any recommendations with respect to purchases or sales of Covered Securities; and (ii) any natural person in a control relationship to the Company or the Company’s investment advisor who obtains information concerning recommendations made to the Company with regard to the purchase or sale of Covered Securities by the Company.

(b)
“Automatic Investment Plan” means a program, including a dividend reinvestment plan, in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.

(c)

“Beneficial interest” or “beneficial ownership” shall be interpreted in the same manner as beneficial ownership would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of that Act and the rules and regulations thereunder, which includes any interest in which a person, directly or indirectly, has or shares a direct or indirect pecuniary interest. A pecuniary interest is the opportunity, directly or indirectly, to profit or share in any profit derived from any transaction. Each Access Person will be assumed to have a pecuniary interest, and therefore, beneficial interest in or ownership of, all securities held by the Access Person, the Access Person’s spouse, all minor children, all dependent adult children and adults sharing the same household with the Access Person (other than mere roommates) and in all accounts subject to their direct or indirect influence or control and/or through which they obtain the substantial equivalent of ownership, such as trusts in which they are a trustee or beneficiary, partnerships in which they are the general partner (except where the amount invested by the general partner is limited to an amount reasonably necessary in order to maintain the status as a general partner), corporations in which they are a controlling shareholder (except any investment company, trust or similar entity registered under applicable U.S. or foreign law) or any other similar arrangement. Any questions an Access Person may have about whether an interest in a security or an account constitutes beneficial interest or ownership should be directed to the Compliance Officer.

(d)

“Considering for purchase or sale” shall mean when the portfolio manager communicates that he/she is seriously considering making such a transaction or when a recommendation to the portfolio manager to purchase or sell has been made or communicated by an analyst at the Company’s investment advisor and, with respect to the analyst making the recommendation, when such analyst seriously considers making such a recommendation.

(e)	“Contemplated Security” shall mean any security that the Company is eligible to hold or intends or proposes to acquire, and any security related to or connected with such security.[1]
(f)	“control” shall mean the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.
(g)

“Covered Security” shall mean any security, and any security related to or connected with such security, except that it shall not include securities which are direct obligations of the government of the United States, shares issued by U.S. registered open-end investment companies, bankers’ acceptances, bank certificates of deposit, commercial paper or high quality short-term debt instruments, including repurchase agreements.

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1 The types of securities the Company currently may invest in are listed in Exhibit A.

(h)

“Disinterested Director” means any director of the Company who is not an interested person of the Company’s investment advisor or principal underwriter, is not an officer of the Company and is not otherwise an “interested person” of the Company as defined in the Investment Company Act of 1940, as amended (the “1940 Act”).

(i)	The “Compliance Officer” shall mean the Company’s Chief Compliance Officer, as designated by the Board of Directors of the Company, from time to time, or his or her designee.
(j)

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not required to file reports under Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or an initial public offering under comparable foreign law.

(k)

“Investment Personnel” means any employee of the Company or the Company’s investment advisor (or of any company in a control relationship to the Company or the Company’s investment advisor) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Company. Investment Personnel also includes any natural person who controls the Company or its investment advisor and who obtains information concerning recommendations made to the Company regarding the purchase or sale of securities by the Company.

(l)

“Knowingly/Knows/Knew” means (i) actual knowledge or (ii) reason to believe; but shall exclude institutional knowledge, where there is no affirmative conduct by the employee to obtain such knowledge, for example, querying the Company’s investment advisor trading system or Investment Personnel.

(m)

“Limited Offering” means an offering that is exempt from registration under Section 4(2) or Section 4(6) of the Securities Act of 1933, as amended, or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, as amended, and similar restricted offerings under comparable foreign law.

(n)	“Personal benefit” includes any intended benefit for oneself or any other individual, company, group or organization of any kind whatsoever except a benefit for the Company.
(o)

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

2.   Preferential Treatment, Gifts and Entertainment

No Access Person shall seek or accept favors, preferential treatment or any other personal benefit because of his or her association with the Company, except those usual and normal benefits directly provided by the Company.

No Access Person shall accept any entertainment, gift or other personal benefit that may create or appears to create a conflict between the interests of such Access Person and the Company. In addition, Investment Personnel are prohibited from receiving any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Company. For purposes of this Code, de minimis is defined as reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event or the theater, or comparable entertainment which is neither so frequent nor so extensive as to raise any question of propriety. Any questions regarding the receipt of any gift or other personal benefit should be directed to the Compliance Officer.

3.   Conflicts of Interest

If any Access Person is aware of a personal interest that is, or might be, in conflict with the interest of the Company, that Access Person should disclose the situation or transaction and the nature of the conflict to the Compliance Officer for appropriate consideration. Without limiting the foregoing, Investment Personnel who are planning to invest in or make a recommendation to invest in a security for the Company, and who have a material interest in the security or a related security, must first disclose such interest to his or her manager or the Compliance Officer. Such manager or the Compliance Officer shall conduct an independent review of the recommendation to purchase the security for clients and written evidence of such review shall be maintained by the Compliance Officer. Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

4.   Service as a Director

Investment Personnel are prohibited from accepting any new appointment to the boards of directors of any energy company, whether or not its securities are publicly traded, absent prior authorization of the Compliance Officer. In determining whether to authorize such appointment, the Compliance Officer shall consider whether the board service would be adverse to the interests of the Company and whether adequate procedures exist to ensure isolation from those making investment decisions. No Investment Personnel may participate in a decision to purchase or sell a security of any company for which he/she serves as a director. All Investment Personnel shall report existing board positions with for-profit corporations, business trusts or similar entities within ten (10) days of their qualification as such. All Investment Personnel must notify the Compliance Officer within ten (10) days of accepting a new appointment to serve on the board of directors of any for-profit corporation, business trust or similar entity (other than energy companies, for which prior authorization of the Compliance Officer is required).

5.   Inside Information

U.S. securities laws and regulations, and certain foreign laws, prohibit the misuse of “inside” or “material non-public” information when trading or recommending securities. In addition, Regulation FD prohibits certain selective disclosure to analysts.

Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities, or if it is information that is reasonably certain to affect the market price of the company’s securities, regardless of whether the information is directly related to the company’s business. Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace. Information is “public” after it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

Inside information obtained by any Access Person from any source must be kept strictly confidential. All inside information should be kept secure, and access to files and computer files containing such information should be restricted. Access Persons are prohibited from trading, either personally or on behalf of the Company, while in possession of material non-public information, from misappropriating material non-public information and from disclosing material non-public information to others in violation of applicable law or these policies and procedures. Questions and requests for assistance regarding insider information should be promptly directed to the Compliance Officer.

Inside information may include, but is not limited to, knowledge of pending orders or research recommendations, corporate finance activity, mergers or acquisitions, advance earnings information and other material non-public information that could affect the price of a security.

Company and shareholder account information is also confidential and must not be discussed with any individual whose responsibilities do not require knowledge of such information.

6.   Restrictions on Personal Securities Transactions

(a)

Access Persons may not sell to, or purchase from, the Company any security or other property (except merchandise in the ordinary course of business), in which such Access Person has or would acquire a beneficial interest, unless such purchase or sale involves shares of the Company or is otherwise permitted pursuant to Section 17 of the 1940 Act.

(b)

Access Persons are prohibited from engaging in the purchase and sale of shares of the Company during black-out periods determined in accordance with the procedures attached hereto as Exhibit B. However, even outside those black-out periods, Access Persons are subject to the preclearance requirements of Section 7 below, and no transactions should be entered into in violation of Rule 10b-5 under the Securities Exchange Act of 1934 prohibiting the use of inside information and all transactions should be carried out in compliance with Section 16 of the Securities Exchange Act of 1934 and Rule 144 under the Securities Act of 1933.

(c)

Access Persons shall not discuss with or otherwise inform others of any actual or contemplated security transaction by the Company except in the performance of employment duties or in an official capacity and then only for the benefit of the Company, and in no event for personal benefit or for the benefit of others.

(d)

Access Persons shall not release information to dealers or brokers or others (except to those concerned with the execution and settlement of the transaction) as to any changes in Company investments, proposed or in process, except (i) upon the completion of such changes, (ii) when the disclosure results from the publication of a prospectus, (iii) in conjunction with a regular report to shareholders or to any governmental authority resulting in such information becoming public knowledge, or (iv) in connection with any report to which shareholders are entitled by reason of provisions of the articles of incorporation, bylaws, rules and regulations, contracts or similar documents governing the operations of the Company.

(e)

Access Persons may not use knowledge of portfolio transactions made or contemplated for the Company to profit by the market effect of such transactions or otherwise engage in fraudulent conduct in connection with the purchase or sale of a security sold or acquired by the Company.

(f)

No Access Person shall knowingly take advantage of a corporate opportunity of the Company for personal benefit, or take action inconsistent with such Access Person’s obligations to the Company. All personal securities transactions must be consistent with this Code and Access Persons must avoid any actual or potential conflict of interest or any abuse of any Access Person’s position of trust and responsibility.

(g)	Any transaction in a Covered Security in anticipation of the Company’s transaction (“front-running”) is prohibited.
(h)

No Access Person (other than a Disinterested Director) shall purchase or sell any Covered Security which such Access Person knows that the Company’s investment advisor either is purchasing or selling, or is considering for purchase or sale, for the Company until either the Company’s transactions have been completed or consideration of such transaction is abandoned.

(i)

No Disinterested Director shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership or interest when the Disinterested Director knows that securities of the same class are being purchased or sold or are being considered for purchase or sale by the Company, until such time as the Company’s transactions have been completed or consideration of such transaction is abandoned.

(j)

When anything in this Section 6 prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities, such as puts, calls, other options or rights in such securities and securities-based futures contracts and any securities convertible into or exchangeable for such security.

(k)	Any Access Person who trades in violation of this Section 6 must unwind the trade or disgorge the profits.

7.    Preclearance of Personal Securities Transactions

(a)

No Access Person (other than Disinterested Directors) may buy or sell any Contemplated Security or any shares of the Company for an account beneficially owned by him without having first obtained specific permission from the Compliance Officer. Requests for preclearance and approval for trades involving Contemplated Securities, shares of the Company, Initial Public Offerings or Limited Offerings should be submitted to the Compliance Officer. After a preclearance has been approved, the transaction may be affected either internally or through an external broker. Transaction orders must be placed within one week of the day permission to trade is granted or such shorter period as is indicated in the approved preclearance.

(b)

No Investment Personnel shall directly or indirectly acquire a beneficial interest in securities through a Limited Offering or in an Initial Public Offering without obtaining the prior consent of the Compliance Officer. This restriction applies to ANY Limited Offering or Initial Public Offering (not just energy company offerings). Examples of Limited Offerings include, but are not limited to, the private funds managed by the Adviser and its affiliate, Tortoise Capital Advisors. Consideration will be given to whether or not the opportunity should be reserved for the Company. Such Officer will review these proposed investments on a case-by-case basis and approval may be appropriate when it is clear that conflicts are very unlikely to arise due to the nature of the opportunity for investing in the Initial Public Offering or Limited Offering. Individuals registered with a broker dealer, such as Tortoise Securities, LLC, and their immediate families are PROHIBITED from participating in Initial Public Offerings.

8.   Excluded Transactions

The trading restrictions in Section 6 and the preclearance requirements of Section 7 do not apply to the following types of transactions:

(a)

Transactions effected for any account over which the Access Person has no direct or indirect influence or control and which has been disclosed to the Compliance Officer pursuant to Section 9(g). The prohibitions of Section 6 do not apply to any transaction in a trust or investment advisory account in which a Disinterested Director (either alone or with others who are not subject to this Code) has a beneficial interest if the investment discretion over the account is exercised by a third party and at the time of the transaction the Disinterested Director did not have knowledge of the transaction.

(b)	Non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemption of securities.
(c)	The acquisition of securities by gift or inheritance or disposition of securities by gift to charitable organizations.
(d)

Standing orders for retirement plans, provided that, except as set forth in (e) below, prior clearance is obtained before an Access Person starts, increases, decreases or stops direct debits/standing orders for retirement plans. Lump sum investments in or withdrawals from such plans must be pre-cleared on a case-by-case basis and are subject to trading restrictions.

(e)

The purchase or sale of open-end mutual funds managed by the Adviser or by an affiliate of Tortoise Investments, LLC made in the account of an Access Person through the 401(k) platform for Tortoise Investments, LLC and its affiliates, provided that the Access Person does not possess inside information about such fund at the time of allocation of 401(k) contributions.

(f)	Transactions involving affiliated private funds for which the Access Person’s subscription agreement was approved by the Compliance Officer.

9.   Reporting Procedures

Access Persons shall, through MyComplianceOffice, submit to the Compliance Officer the reports set forth below. Any report required to be filed shall not be construed as an admission by the Access Person making such report that he/she has any direct or indirect beneficial interest in the security to which the report relates.

(a)

Brokerage Accounts. Before effecting personal transactions through an external broker, each Access Person (other than a Disinterested Director) must (i) inform the brokerage firm of his affiliation with the Company and the Company’s investment advisor; (ii) make arrangements or provide necessary documentation for automatic feeds for transactions in personal accounts with brokers that provide live feeds through MyComplianceOffice; and (iii) make arrangements to allow the Access Person to upload duplicate account statements to MyComplianceOffice for personal accounts with brokers that do not provide such live feeds.

(b)	Initial Holdings Report. Each Access Person (other than a Disinterested Director) must provide a report which includes the following information within ten (10) days of becoming an Access Person:

●The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the Person became an Access Person;

●The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

●The date that the report is submitted by the Access Person.

The information contained in the initial holdings report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Access Person. The initial holdings report may also be completed by linking personal accounts through MyComplianceOffice, which will automatically feed the appropriate information into the system, for accounts with brokers that provide live feeds, and by uploading duplicate account statements to MyComplianceOffice for personal accounts with brokers that do not provide live feeds.

(c)

Quarterly Transaction Reports. Not later than thirty (30) days following the end of a calendar quarter, each Access Person (other than a Disinterested Director, except as required by Section 9(e)) must submit a report which includes the following information with respect to any transaction in the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

●The date of the transaction, the title, interest rate and maturity date (if applicable), the number of shares and principal amount of each Covered Security involved;

●The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

●The price of the Covered Security at which the transaction was effected;

●The name of the broker, dealer or bank with or through which the transaction was effected; and

●The date that the report is submitted by the Access Person.

The quarterly transaction report may also be completed by linking personal accounts through MyComplianceOffice, which will automatically feed the appropriate information into the system, for accounts with brokers that provide live feeds, and by uploading duplicate account statements to MyComplianceOffice for personal accounts with brokers that do not provide live feeds in the time period required by this Section 9(c), if all of the required information is contained in MyComplianceOffice through the live feed or uploading of duplicate account statements.

(d)

Annual Holdings Report. Each Access Person (other than a Disinterested Director) shall submit the information required in Section 9(b) above annually within thirty (30) days of the end of each calendar year through MyComplianceOffice. The information shall be current as of a date no more than forty-five (45) days before the report is submitted.

(e)

Disinterested Directors. A Disinterested Director shall provide a quarterly report with respect to any purchase or sale of any Covered Security in which such person had a beneficial interest if at the time of the transaction the Disinterested Director knew, or in the ordinary course of fulfilling his or her official duties as a director of the Company should have known, that on the date of the transaction or within fifteen (15) days before or after the transaction, purchase or sale of that class of security was made or considered for the Company. The form of the report shall contain the information set forth in Section 9(c) above. Any such report may be provided electronically or in paper.

This subsection (e) shall not apply to non-volitional purchases and sales, such as dividend reinvestment programs or “calls” or redemptions. This subsection (e) shall not apply to purchases and sales of securities in an account in which a Disinterested Director has a beneficial interest if the account is managed by an investment professional other than the Disinterested Director and the Disinterested Director did not have knowledge of the transaction until after execution, provided that the Disinterested Director has previously identified the account to the Compliance Officer.

(f)

Review of Reports. The Compliance Officer shall be responsible for identifying Access Persons, notifying them of their obligations under this Code and reviewing reports submitted by Access Persons. The Compliance Officer will maintain the names of the persons responsible for reviewing these reports, as well as records of all reports filed pursuant to these procedures. No person shall be permitted to review his/her own reports. Such reports shall be reviewed by the Compliance Officer or other officer who is senior to the person submitting the report.

(g)

Exceptions from Reporting Requirements. An Access Person need not make reports pursuant to this Section 9 with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control, such as variable annuity accounts or Section 529 qualified tuition plans (unless such accounts or plans are managed, distributed, marketed, or underwritten by the Adviser or its affiliates). Access Persons relying on this exception must inform the Compliance Officer of accounts meeting this exception. In addition, an Access Person need not make reports pursuant to Section 9(c) with respect to transactions effected pursuant to an Automatic Investment Plan. Notwithstanding the foregoing, if any such account holds shares of the Company for which the Access Person must file Forms 3, 4 or 5 pursuant to Section 16(a) of the Securities Exchange Act of 1934 (i.e. directors and senior officers of the Tortoise closed-end funds), the Access Person must provide to the Compliance Officer information on transactions in, and holdings of, shares of the Company in the account to allow the timely filing of such reports.

10.  Administration of Code

The Compliance Officer shall be responsible for all aspects of administering this Code and for all interpretative issues arising under the Code. The Compliance Officer is responsible for considering any requests for exceptions to, or exemptions from, the Code (e.g., due to personal financial hardship). Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the Compliance Officer, and shall be reported to the Board of the Company at the next regular meeting. The Compliance Officer will take whatever action he or she deems necessary with respect to any officer or employee of the Company or the Company’s investment advisor who violates any provision of this Code. Any information received by the Compliance Officer relating to questionable practices or transactions by a Disinterested Director of the Company shall immediately be forwarded to the Audit Committee of the Company for that Committee’s consideration and such action as it, in its sole judgment, shall deem warranted.

11.  Reports to Board

At least once a year, the Company must provide a written report to the Board of Directors that describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations. The report will also certify to the Board of Directors that the Company has adopted procedures reasonably necessary to prevent Access Persons from violating the Code. The report should also include significant conflicts of interest that arose involving the Company and the Company’s investment advisor’s personal investment policies, even if the conflicts have not resulted in a violation of the Code. For example, the Company will report to the Board if a portfolio manager is a director of a company whose securities are held by the Company.

12.  Code Revisions

Any material changes to the Code will be submitted to the Board of Directors for approval within six months of such change.

13.  Recordkeeping Requirements

The Company shall maintain records, at its principal place of business, of the following: a copy of each Code of Ethics in effect during the past five years; a record of any violation of the Code and any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs; a copy of each report made by Access Persons as required in this Code, including any information provided in place of the reports for at least five years after the end of the fiscal year in which the report is made or the information is provided; a copy of each Director report made pursuant to Section 11 for at least five years after the end of the fiscal year in which it is made; a record of all persons required to make reports currently and during the past five years; a record of all who are or were responsible for reviewing these reports during the past five years; and, for at least five years after the end of the fiscal year in which approval is granted, a record of any decision and the reasons supporting that decision, to approve an Investment Personnel’s purchase of securities in an Initial Public Offering or a Limited Offering.

14.  Condition of Employment or Service

All Access Persons shall conduct themselves at all times in the best interests of the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance with the Code shall constitute grounds for actions which may include, but are not limited to, a reprimand, a restriction on activities, disgorgement, termination of employment or removal from office. All Access Persons shall certify annually, through MyComplianceOffice (or for Disinterested Directors, if preferred, via the attached Acknowledgement and Certification), that they have read and agree to comply in all respects with this Code and that they have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code.

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Adopted: February 12, 2018

EXHIBIT A

Tortoise Tax-Advantaged Social Infrastructure Fund, Inc.

Securities in which Company may invest

Tortoise Tax-Advantaged Social Infrastructure Fund, Inc. invests in the social infrastructure sector which includes assets and services that accommodate essential services related to education, healthcare, housing, human service providers and social services. Such assets and services may include, but not be limited to, primary, secondary and post-secondary education facilities; hospitals and other healthcare facilities; seniors, student, affordable, military and other housing facilities; industrial/infrastructure and utility projects; and nonprofit and civic facilities. Issuers of social infrastructure securities and obligations may include governmental entities or other qualifying issuers of states, territories and possessions of the United States and the District of Columbia and their political subdivisions, agencies and instrumentalities, private non-profits, 501(c)(3)s, public non-profits and other entities authorized to issue private activity and tax-exempt municipal bonds.

The Fund may also invest in (i) securities guaranteed by the U.S. government, its agencies, instrumentalities or sponsored entities, (ii) equity investments in other companies, including exchange-traded funds, and (iii) securities in sectors other than social infrastructure.

ACKNOWLEDGEMENT AND CERTIFICATION

I acknowledge that I have read the Code of Ethics of the Tortoise Funds listed on Exhibit A thereto (a copy of which has been supplied to me, which I will retain for future reference) and agree to comply in all respects with the terms and provisions thereof. I have disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported by this Code of Ethics and have complied with all provisions of this Code.

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Date	Signature